Exhibit 99.1

Press Contact:	Investor Contact:
Todd Evans	Joanne Keates
Media Relations	Vice-President, Investor Relations
MSC.Software	MSC.Software
(714) 445-3066	(714) 444-8551
todd.evans@mscsoftware.com	joanne.keates@mscsoftware.com

MSC.Software Completes Settlement Term under FTC Agreement and
Announces Preliminary Second Quarter Results

Second Quarter Earnings Release and Conference Call Scheduled for Wednesday, July 28

SANTA ANA, Calif., - July 1, 2004 - MSC.Software Corp. (NYSE: MNS) today announced preliminary second quarter results and also announced the completion of the settlement term set forth under the agreement with the FTC in October 2002.

Based upon preliminary reports, the Company expects total revenue for the second quarter to be in the range of $65 - $67 million.  In addition, the legal fees and other associated costs of the ongoing independent review by outside counsel have exceeded initial forecasts for the second quarter by more than a million dollars and are expected to approach $2 million for the quarter or the equivalent of $0.03 per share. Including these legal and other associated fees, the Company expects that diluted earnings per share will be in the range of breakeven to $0.03. The Company had previously provided guidance for the second quarter of revenue between $65 - $70 million, and EPS between $0.06 - $0.08.

June 17th marked the end of the term in which certain MSC.Nastran customers with paid-up licenses in the U.S. could change their agreement with MSC.Software and obtain a refund of their outstanding MSC.Nastran license fees, if the customer switched to the new Nastran provider.  During the twelve-month term, two customers, representing three separate contracts, exercised their option to obtain refunds, totaling approximately $1,500,000.  One refund will be accounted for in the second quarter, the other two were accounted for in the fourth quarter of 2003. Both of these customers continue to be important Virtual Product Development clients using the full range of MSC.Software software and service products.

“We are pleased to have this major step in the FTC agreement behind us, allowing a more efficient focus on customer requirements,” said Frank Perna, chairman and chief executive officer of MSC Software.  “Unfortunately, the fees relating to the independent review were more than we had forecasted and that will have a negative impact on our EPS for the quarter. Earnings were also negatively impacted by revenue mix.”

“Our business is on solid ground; we are making great progress on key software and services initiatives, our sales pipeline is growing and our cash balance is about $60 million at June 30, 2004,” continued Mr. Perna.

The Company will announce its second quarter results on Wednesday, July 28, 2004, before the market opens. At that time, the Company will provide updated revenue, net income and EPS results as well as guidance for fiscal year 2004.  A conference call and web cast to discuss second quarter results is scheduled for July 28th at 8:30 am Pacific time. The dial-in number for the live call is: US- (800) 374-0151 and International- (706) 634-4981. The URL for the web cast is www.mscsoftware.com/ir/.

Except for the historical information contained herein, certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Other factors which could cause such results to differ materially from those described in the forward-looking statements include delays in developing, completing, or shipping new or enhanced products, the ability to assimilate acquisitions into MSC’s operations, foreign currency translations, and other risks and uncertainties that are detailed in the Company’s annual report on Form 10-K and other reports filed by the Company with the Securities and Exchange Commission.

About MSC.Software Corporation

MSC.Software (NYSE: MNS) is the leading global provider of simulation software, with related services and systems, that help companies make money, save time and reduce costs associated with designing and testing manufactured products.  MSC.Software works with thousands of companies in hundreds of industries to develop better products faster by utilizing information technology, software, services and systems.  MSC.Software employs more than 1200 people in 22 countries.  For additional information about MSC.Software’s products and services, please visit www.mscsoftware.com.